EXHIBIT 21

Subsidiaries of Pretoria Resources Two, Inc.

The following companies are direct or indirect wholly owned subsidiaries Pretoria Resources Two, Inc.:

Name	Jurisdiction of Organization

BTND, LLC	Colorado

BTND West, LLC	Colorado